Exhibit 10.5

CONCESSION AGREEMENT No. LGC15011 FOR THE EXPLORATION AND EXPLOITATION OF A MINERAL DEPOSIT FOR ORES AND CONCENTRATES OF COPPER , SILVER , GOLD AND OTHER CONCEDABLE MINERALS, AGREED UPON BETWEED THE COLOMBIAN GEOLOGICAL SERVICE AND SERTESAZ LTDA.

Among the subscribed, the COLOMBIAN GEOLOGICAL SERVICE, scientific and technical institute of National Order, with judicial personnel, administrative, technical and financial autonomy and independent patrimony, assigned to the Ministry of Mines and Energy, and that is part of the National System of Science, Technology and Innovation – SNCTI, represented in this act by its Director of Mining Services, Dr. MYRIAM JOSEFINA LARA BAQUERO, identified by citizenship certificate No. 57447148, duly authorized to exercise in this contract, according with decrees 4131 and 4134 from November 3rd, 2011, Resolution No. 0012 from May 09, 2012 from the National of Mining, the Resolution No. D-239 from May 10, 2012 proceeding from the Colombian Geological Service, and from here forward referred to as THE GRANTOR in one part, and in the other the association known as SERTESAZ LTDA., legally constituted by public document No. 533 from April 24, 2003 issued in Notary 4 from Barranquilla, assigned to the Chamber of Commerce of Barranquilla, on April 29, 2003 under No. 104,645 with Nit. 802.020.509-1 legally represented by Mr. JOSE ALEJANDRO SAADE ZABLEH, identified by citizenship certificate No. 8.703.944 and whom from here forward will be referred to as THE CONCESSIONAIRE, keeping in mind: a) that with decree 4131 from November 3rd, 2011 the legal nature of the Colombian Institute of Geology and Mining, INGEOMINAS. changed to being the COLOMBIAN GEOLOGICAL SERVICE. b) that the cited decree 4131 establishes a transition rule in its article 11 showing that “The Colombian Geological Service will continue to execute all the functions, including those of mining matter, that directly or by delegation had been assigned to the Colombian Institute of Geology and Mining,(INGEOMINAS) until the National Agency of Mining (ANM) would be in operation. c) that by decree 4134 from November 3, 2011, the National Agency of Mining (ANM) is created, establishing in its article 19 a transition rule according to which “The Colombian Geological Service will continue to execute all the functions, including those of mining matters that by direct or indirect legal authority had been assigned to the Colombian Institute of Geology and Mining (INGEOMINAS), until the National Agency of Mining (ANM) would be in operation, which will occur within the next 6 months following the issuance of the present decree”. d) that through Resolution 0012 from May 9, 2012, the National Agency of Mining, delegated functions to the Colombian Geological Service, on June 2nd, 2012, agreed to celebrate a concession agreement, based on the power given to the GRANTOR in the article 317 from the Mining Code of Laws- law 685 of 2.001, which will rule according to the following clauses: FIRST CLAUSE.- Objective. The present contract has as the objective of the fulfillment in the part of the CONCESSIONAIRE, a technical exploration project and economic exploitation of a field of COPPER ORES AND CONCENTRATES, SILVER ORES AND CONCENTRATES, GOLD ORES AND  CONCENTRATED AND OTHER CONCEDABLE MINERALS, in the total area described in the second clause of this contract, as well as any others in association or in intimate link  or as a result of a by-product of the exploitation. The CONCESSIONAIRE will have the exclusive rights to the minerals subject of this concession contract that may be extracted in compliance with the Work Program, approved by the GRANTOR. The minerals In Situ are property the Colombian state; once extracted, they will be the property of the CONCESSIONAIRE. PARAGRAPH .- Addition to the Objective of the Concession. When during exploration or exploitation work, different minerals from the objective in this contract were found, and they were not found in the circumstances shown in Article 61 of the Mines Code of Laws, the CONCESSIONAIRE will be able to apply for an extension on his concession to include such minerals without more negotiation or formality than the issuance of an additional document that will be registered at the National Mining Registry. This additional document will not modify or extend the clauses established in the original contract and, if it was necessary, the CONCESSIONAIRE, will request the applicable extension or modification to the Environmental License to cover the additional minerals, in case the environmental impact of such minerals, have different impact from the original exploitation. SECOND CLAUSE.- Contract Area.- The area of the present contract is comprised by the following property line, defined by the following coordinates:

P.A. DESCRIPTION: Mouth of the high gorge into Perrillo River
P.A. VALLEY (flat area)  IGAC 187

Property line zone  No. 1  - Area: 1.445,89307 hectares

Point	North	East	Direction	Distance
PA – 1	1107914.8	862975.1	NW 25° 3’ 44.34”	2301.89 Mts
1-2	1110000.0	862000.0	SE 0° 0’ 0.0”	3000.0 Mts
2-3	1107000.0	862000.0	NW 90° 0’ 0.0”	1000.0 Mts
3-4	1107000.0	861000.0	NE 0° 0’ 0.0”	149.99 Mts
4-5	1107150.0	861000.0	NE 0° 0’ 0.0”	0.01 Mts
5-6	1107150.0	861000.0	NW 90° 0’ 0.0”	3450.0 Mts
6-7	1107150.0	857550.0	SE 0° 0’ 0.0”	0.01 Mts
7-8	1107150.0	857550.0	NW 90° 0’ 0.0”	0.01 Mts
8-9	1107150.0	857550.0	SE 0° 0’ 0.0”	149.99 Mts

9-10	1107000.0	857550.0	NW 90° 0’ 0.0”	149.99 Mts
10-11	1107000.0	857400.0	NW 90° 0’ 0.0”	34.82 Mts
11-12	1107000.0	857365.2	NW49°59’ 21.88”	432.39 Mts
12-13	1107278.0	857034.0	SW 43° 2’ 55.49”	62.26 Mts
13-14	1107232.5	856991.5	SW 43° 0’ 38.62”	273.86 Mts
14-15	1107032.2	856804.7	SW 43° 2’ 12.03”	43.78 Mts
15-16	1107000.2	856774.8	SW42°59’ 3.15”	0.34 Mts
16-17	1107000.0	856774.6	NW 90° 0’ 0.0”	774.58 Mts
17-18	1107000.0	856000.0	NE 0° 0’ 0.0”	350.0 Mts
18-19	1107350.0	856000.0	NE 90° 0’ 0.0”	1109.99 Mts
19-20	1107350.0	857110.0	NE 0° 0’ 0.0”	2650.0 Mts
20-21	1110000.0	857110.0	NE 90° 0’ 0.0”	457.56 Mts
21-1	1110000.0	857567.5	NE 90° 0’ 0.0”	4432.45 Mts

Exclusion from Property line Zone No. 1

Point	North	East	Direction	Distance
PA-1	1107914.8	862975.1	N71°31’ 38.77”W	5002.86 Mts
1-2	1109500.0	858230.0	S 0° 0’ 0.0” E	1150.0 Mts
2-3	1108350.0	858230.0	N 90° 0’ 0.0” E	1770.0 Mts
3-4	1108350.0	860000.0	N 0° 0’ 0.0” E	647.0 Mts
4-5	1108997.0	860000.0	N 90° 0’ 0.0” W	500.0 Mts
5-6	1108997.0	859500.0	N 0° 0’ 0.0” E	293.0 Mts
6-7	1109290.0	859500.0	S 0° 0’ 34.61” E	292.0 Mts
7-8	1108998.0	859500.0	S 0° 0’ 0.0” E	0.17 Mts
8-9	1108997.8	859500.0	N 90° 0’ 0.0” E	500.0 Mts
9-10	1108997.8	860000.0	N 0° 0’ 0.0” E	500.0 Mts
10-11	1109497.8	860000.0	N 90° 0’ 0.0” W	0.05 Mts
11-12	1109497.8	860000.0	N 0° 0’ 0.0” E	0.17 Mts
12-13	1109498.0	860000.0	N 90° 0’ 0.0” W	300.0 Mts
13-14	1109498.0	859700.0	N 0° 0’ 0.0” E	42.0 Mts
14-15	1109540.0	859700.0	N 0° 0’ 0.0” E	250.0 Mts
15-16	1109790.0	859700.0	N 90° 0’ 0.0” W	500.0 Mts
16-17	1109790.0	859200.0	S 0° 0’ 0.0” E	290.0 Mts
17-18	1109500.0	859200.0	N 90° 0’ 0.0” W	910.0 Mts

The total area described above is located in the municipal jurisdiction of SONSON – ANTIOQUIA and AGUADAS – CALDAS and it has a total surface area of 1.227,9434 hectares distributed in zone (1) and exclusion zone (1), which is graphically represented in the topographic plan, which is Annex No. 1 in this contract and it is part of the same. It is understood that the area is handed over as a true body, therefore the CONCESSIONAIRE will not have the right to any claim in the event that the area within the property lines and in accordance with the guidelines mentioned within, to be larger or smaller than the calculation in this contract. The GRANTOR is not committed to the CONCESSIONAIRE or will have any obligation of sanitation for eviction or latent defects on the contracted area. When the exploration period is finalized, the CONCESSIONAIRE must present the final delimitation of the zone in the contracted area that will remain linked to the work and construction of exploitation, plus it is strictly needed for its benefit; internal transport, support services and environmental buildings, taking into consideration their value, location and calculation of the existing reserves and the expected production in the Work Program. With this delimitation, the CONCESSIONAIRE will be committed to return, in continued or discontinued lots the areas that will not be occupied by the work and constructions mentioned herein. The retained area shall consist of  a continuous extension, that will be registered in the National Mining Registry.  In any case, it will not be permitted to retain areas that are not economically exploitable. THIRD CLAUSE .- Contract Value.- The present agreement at the time of being signed has an undetermined value. For fiscal purposes its value will be defined by each payment(s) or credits on account determined on the consideration in favor of the state, and according to Clause Six.  FOURTH CLAUSE .- Duration and Periods of the Contract.- The present contract will have a total duration of thirty (30) years, starting from the date of registration at the National Mining Registry, and each stage period as follows: -a) Period of Exploitation: three (3) years starting at time of registration in the Mining Registry to do the technical exploitation of the contracted area, with the possibility of being less time upon request, adhering to the Terms of Reference from the Work and Exploitation and Work and Construction Program PTO adopted by the Ministry of Mining and Energy in Resolution No. 18 0859 of 2002, and Environmental Mining Guides adopted by the Ministries of Mining and Energy and Territorial Environment, Living and Development Ministry through resolution No. 18 0861 of 2002, that is added as Appendix 2 in this Contract. Such period could be extended by two (2) years duration, with the purpose of completing or do additional studies or work directed to establishing the existence of the minerals and the  actual technical and economic way to exploit them. This extension must be requested with a minimum of three (3) months prior to the expiry date of the period in question. PARAGRAPH: If it is necessary to have an extension longer than foreseen in the present area, the CONCESSIONAIRE will be able to continue with the exploitations, requesting additional extensions of two (2) years each one, to a maximum period of eleven (11) years, showing sustainable technical  and economic reasons respectively, demonstrating the exploitation work already done, the fulfillment of the rules set by the Environmental Mining Guide, describing the work still to be done, specifying the length of time required, the investments that will take place and the payment of the surface fees. –b) Period of Construction and

Assembly: Three (3) years for the construction and installation of the infrastructure and the necessary assembly for the exploitation labor, this period will start counting once the exploration period is ended. This period could be extended by one (1) year, as long as it is requested with a minimum of three (3) months prior to the expiration of the present period. – c) Period of Exploitation.- The remaining time, in principal, twenty four (24) years, or any remaining  period of time left depending on the actual time used in the first two periods together with its time extensions used. PARAGRAPH: At least two (2) years before the expiry date of the period of exploitation, and finding himself in a peaceful and safe environment the CONCESSIONAIRE may request an extension to the contract up to twenty (20) years, which will not be automatically, and it must be attached to new technical, economic, environmental and social studies that support the actual situation of the resources. For this effect, the conditions for this extension must be negotiated in advance, and a new agreement could be done on the different fees and royalties, in any case, the extension will only be granted if it is beneficial to the interests of the state. The extension will be duly performed by deeds signed by all parties and it will be registered in the Mining Registry. FIFTH CLAUSE.- Environmental Authorizations . The environmental issues are included as a mandatory part of the concession agreement. In the Exploration period all work must be done according to the environmental and mining guides adopted by the Ministries of Mines and Energy and the Ministry of Environment, Living and Land Development, which constitute Appendix 2 in this contract. For the period of Construction, assembly and exploitation, and for additional work of exploration during the period of exploitation there must be an administrative act in place, where the environmental authorities had granted the Environmental Licenses required, as well as all other required permits and concessions for the use of the natural resources, if it was the case. PARAGRAPH: In case of finding that the contracted area, during the life of this concession contract, is partially or totally in a preserved forestry zone, created by the 2nd Law of 1959 and the areas of regional preserved forestry, this could be removed by the Environmental Authorities. The CONCESSIONAIRE, with previous information provided to him by the Mining Authorities, must initiate the corresponding processing indicated in the article 3 of the Law 1382 of 2010 to the Environmental Authorities regarding the area located in a preserved forestry zone as indicated herein. For the execution of mining activities in a preserved forestry area, it is required that the Environmental Authorities had decreed the removal of the preserved area to be able to go ahead with mining activity. For this purpose, the CONCESSIONAIRE must present studies that will show the proper coexistence of the mining activities with the objectives of the forestry area. Once removed, the mining authorities in accordance with the established environmental measurements will indicate the conditions by which the proposed exploration and exploitation activities will be performed in a restrictive manner and only with certain methods and systems, in a way that will not affect the objectives of the preserved forestry area not affected with this removal.  The Ministry of Environment, Living and Land Development will establish the prerequisites and procedures for the removed area. As well as establishing the conditions in which the temporarily removed area will operate during the exploration period. In any case, it will be understood that the forestry zones, fields and roads will be excluded and restricted for full accessibility where mining is prohibited and it is conditional to obtaining permits and special authorizations. SIXTH CLAUSE.- Concessionaire’s obligations.- It is the obligation of the CONCESSIONAIRE in developing the present contract: 6.1. He must follow the Reference Terms for Exploration and Work Program PTO, to proceed with the exploration work as indicated by the Ministry of Mines and Energy in Resolution No. 18 0859 from 2002 and by the  Environmental Mining Guides adopted by the Ministry  of Mines and Energy and by the Ministry of Environmental, Living and Land Development in Resolution No. 18 0861 from 2002 which form  Appendix 2 in this present contract.  6.2. To proceed with the work and labor of the periods of Construction and Assembly and Exploitation, the CONCESSIONAIRE must have available the legally granted Environmental License document in effect and duly executed by the corresponding authority granting the Environmental License. 6.3. The CONCESSIONAIRE must present, with no less than 30 days prior to the expiry date from the period of Exploration, a Work Program to develop the total area of the contract during the period of Construction, Assembly and Exploitation complying with the article 84 of the Mining Codes and with the Reference Terms adopted by the Ministry of Mines and Energy in Resolution No.. 18 0859 from 2002, that make Appendix 2 in this contract. 6.4. Once approved, the Work Program will be Appendix 3 and the CONCESSIONAIRE must adjust and follow it during the work and labor in the Period of Construction and Assembly and Exploitation. 6.5.  The CONCESSIONAIRE, in the effect of the devolution of zones, may ask for a prudent period of time, not exceeding two (2) years, where he will be authorized to retain continuous zones in the contracted area, with the objective to continue the technical exploration of the land, which must be included in the Environmental License.  6.6. If the CONCESSIONAIRE decides to use the “retained” zones for exploration, he must include them in the Work Program and request the respective modifications to the Environmental License, as required. In case the CONCESSIONAIRE decides not to use the “retained” zones for exploitation  he must return them according with the procedures established in the Mining Codes. 6.7. Once the Exploration is done and the Work Program has been approved and the Environmental License is granted, the period of Construction and Assembly can initiate during which the CONCESSIONAIRE must comply with the activities established in the Work Program for this period. 6.8. The mining Constructions, Installations and Assemblies must have the characteristics, dimensions and quality specified in the approved Work Program. However, the CONCESSIONAIRE will be able to do changes and additions during the execution as it may be needed.  The GRANTOR and the Environmental Authorities must  previously be informed of such changes and additions. 6.9. During the period of Construction and Assembly, the CONCESSIONAIRE will be able to start the exploitation of the contracted area early, without prejudice to have promptly established the works and installations of permanent facilities, as long as he had presented to the GRANTOR  the Early Work Program that will be part of Appendix 3 of the present contract, together with a brief description of the assemblies and facilities that will be used and advising the GRANTOR the start of the early exploitation. This early exploitation will be subject to the same conditions, obligations and rights to the period of Exploitation. 6.10. Once the period of Construction and Assembly is finalized, the period of Exploitation will start, in which the CONCESSIONAIRE  will develop the work according to the Work Program approved by the GRANTOR for this period. 6.11. During the execution of the work and labor of exploitation, the CONCESSIONAIRE must adopt and maintain measures and have personnel as well as the necessary means and materials to preserve the lives and integrity of the people linked to the workplace as well as for himself and third parties, according to occupational  safety, hygiene and health current norms and regulations. 6.12. During the Exploitation there must be registries and  up to date inventories of the production in mouth or edge of mine and stockpile sites, to establish at all times the volume of raw minerals and the delivery to plants of benefit and, if applicable, to the plants of transformation. These registries and inventories must be submitted every three months to the National System of Mining Information. For this effect, the mining concessionaire must provide and deliver to the Mining Authority with the frequency specified by the authorities, the Basic Mining Format adopted by the Ministry of Mines and Energy  in Resolution No. 18 1208 from 2006 or any other act that will modify it. 6.13. The CONCESSIONAIRE is committed to put in practice the rules, methods and technical procedures that are proper for the exploitation of the mine that will prevent damages to the materials exploited or removed or that will deteriorate or sterilize the forestry reserves In Situ susceptible to possible utilization. 6.14. The CONCESSIONAIRE will pay Mining Royalties according to the article 17 from the Law 141 from 1994 modified by article 19 from the Law 756 from 2002 for emeralds, and the article 16 from Law 141 from 1994, modified by article 16 from the Law 756 from 2002 according to the case. Likewise, the CONCESSIONAIRES are responsible for  the taxes and assessments of National, departmental or municipal order, that are arising from the activity executed, as long as they are applicable. PARAGRAPH: The amount of the royalties and the system of payments and adjustments, will be the same as the one in force on the date the contract is signed, and it will be applicable to the life of the contract. 6.15. The CONCESSIONAIRE is committed to pay during the period of Exploration and Construction and Assembly, to the GRANTOR a surface fee, equivalent to the sum of one minimum daily wage in force per hectare per year from the first to the fifth year; from then on the surface fee will be incremented every additional two (2) years as follows: for years 6 and 7 will pay 1.25 of the minimum legal daily wage in force per hectare; and from years 8 to 11 the equivalent of 1.5 of the minimum legal daily wage in force per hectare per year. This payment will be done in advance every year. For the additional periods of Construction and Assembly or Exploration, will continue cancelling the last royalty payment during the period of exploration. SEVENTH CLAUSE.- Corporate Autonomy.- The CONCESSIONAIRE will have full technical, industrial  and commercial autonomy over the execution of the studies, works and labor of exploration, assembly, construction and exploitation. He will be free to choose the type, form and order of applying the systems and procedures and freely determine the location, movements and opportunities for the use of personal, equipment, installations and labor, as long as it will be guaranteed the rational use of the mining resources and the conservation of the environment without prejudice to inspection or control from the GRANTOR. – EIGTH CLAUSE.- CONCESSIONNAIRE’S workers.- The personnel used by the CONCESSIONNAIRE in the execution of this contract, will be from his own election and removal, taking into consideration as the case may be articles 128, 251, 253 and 254 from the Mining Code, being in charge of salaries, benefits and compensations for what is a legal employee to him, and understanding that at no time at all, these obligations are part of the Mining Authorities. As a consequence, the CONCESSIONNAIRE will be responsible for all types of proceedings, demands, claims and expenses that will be incurred as a result of a labor relation. NINTH CLAUSE.- Responsibilities.- 9.1. From the GRANTOR.-  In no case at all will the GRANTOR answer for the obligations of any nature acquired by the CONCESSIONNAIRE to third parties during the life of this contract. 9.2. CONCESSIONNAIRE’s Responsibility.- 9.2.1. The CONCESSIONNAIRE will be responsible to the GRANTOR for all work done in the contracted area. Besides, he will be responsible for any damage caused to third parties or to the GRANTOR during the development of the same, in case of third parties his responsibility will be established according to the form and degree in which the civil and commercial rules dictate (article 87) 9.2.2. The CONCESSIONNAIRE will be considered an independent contractor in the effect of civil, commercial or labor contracts that could be agreed upon as a direct result of the work and labor of exploration and exploitation studies. (Article 57) TENTH CLAUSE .- Differences .-  Any differences exclusive of technical matter that will surface between the CONCESSIONNAIRE and the GRANTOR that could not be agreed on amiably, will be subject to a resolution by Technical Arbitration according to the law. Any differences of legal or economic matter, will be subject to the knowledge and decision of the judicial branch in the Colombian public power. In case of disagreement over the difference in technical, judicial or economic quality will be considered legal. ELEVENTH CLAUSE.- Transfers and Assessments.- The assignment of rights arising from this contract, will require advance written notice to the GRANTOR. The cession in this clause will not be submitted by the parties to any terms and conditions related to the Estate. –a) If the cession was in total, the transferee will remain subrogated to all the obligations arising from this contract, even the obligations obtained prior to the cession and that might be outstanding. – b)  The partial assignment of the rights of this contract could be done by quotas or percentages of that right. In this case, both the concessionaire and the transferee will be solely responsible for obligations obtained. – c) Assignment of areas; there could be an assignment of rights of the areas  by  dividing the area under this contract. This type of assignment will result in a new contract with the concessionaire,  that must be duly registered under the National Mining Registry. Assessments.- The rights to explore and exploit mines that are property of the estate will be encumbered or given in guarantee of obligations, in the conditions and modalities established by Chapter XXIII of the Mining Codes. TWELFTH CLAUSE .-  Mining Policy – Environmental .- Within the ten (10) days following the date of agreement on the mining concession contract, the CONCESSIONNAIRE must constitute a guarantee policy, that will protect the commitment to the mining and environmental obligations, the payment of fines and the expiration. The insured value will be calculated based on the following criteria: - a) For the Exploration Period, a five percent (5%) of the annual value of the amount of the investment set for exploration in the respective year, based on the established by the CONCESSIONNAIRE in subsection number 9 of his proposal. – b) For the period of Construction and Assembly, five percent (5%) of the annual investment set for that concept, based on the established in the approved Work Program for that period. – c) For the period of Exploitation, the equivalent of a ten percent (10%) of the result of multiplying the annual production volume of the objective mineral of the concession, based on the established in the Work Program for this period, by the price of the referred mineral at mouth of mine fixed yearly by the Government. The policy in this clause, must be approved by the GRANTOR, and it must be kept in effect during the life of the concession, its extension periods and by three (3) years more. In the event that the policy will become in effect, it will substitute the obligation to replace such guarantee. PARAGRAPH: In the event that there would be difficulty  in the constitution of the policy, this could be substituted by a real guarantee, either personal or third party that reaffirms the commitment to the mining and environmental obligations, the payment of fines and expiration, in the form that the Government rules this type of guarantees. THIRTEENTH CLAUSE .- Inspection .- The Mining Authority, will inspect at any time, in the way it sees convenient, the work made by the CONCESSIONNAIRE, with the purpose to reach the proper fulfillment of this contract. FOURTEENTH CLAUSE .- Control and Surveillance .- The Mining Authority will charge for inspection services or follow up and control to the mining titles through officials or contractors. The charges for these services will be charged by the GRANTOR will be added to the special subaccount created for this effect and that it will be known as Mining Inspection Fund. The rate for the inspection services will be fixed according to the rules that the Ministry of Mines and Energy will adopt for this effect. FIFTEENTH CLAUSE .- Fines .-  In case of not complying with any of the obligations in the part of the CONCESSIONNAIRE, prior requirement, the GRANTOR will impose administrative fines up to thirty (30) minimum daily salaries in effect, each time and for each case of infractions arising from this contract, as long as they are not due to expiration or that the GRANTOR, for reasons of public interest expressly invoked, would refrain to declare it. Each fine must be paid by the CONCESSIONNAIRE within ten (10) working days counting from the date that it is enforceable.  If the CONCESSIONNAIRE would not timely cancel the fines in this clause, the GRANTOR will make them effective with charges to the compliance policy, without prejudice  of declaring the expiration. In the case of contraventions to the environmental dispositions, the environmental authorities will apply sanctions according to the rules of the norms in effect.  SIXTEENTH CLAUSE .- Termination.- This concession could be terminated in the following cases: 16.1. By the resignation of the concessionaire, as long as he up to date with the obligations arising by this concession contract. 16.2. By mutual agreement. 16.3. By the expiry date of the duration of the term. 16.4. By death of the concessionaire and 16.5. By expiration. PARAGRAPH: - In case of termination by death of the concessionaire, it will be in effect if within the two (2) years following his death, the beneficiaries do not request to be subrogated to the rights arising from the concession in compliance with the article 111 from the Mining Code. SEVENTEENTH CLAUSE .- Expiration.-  The GRANTOR could under certain circumstances declare the expiration of the present contract as follows: 17.1. The dissolution of the CONCESSIONAIRE juridical personnel unless there is a fusion, by absorption. 17.2. The financial inability to comply with contracted obligations where the CONCESSIONAIRE is believed to be in process of liquidation according to the law. 17.3. Not performing the work established in the terms of this contract and in the Mining Code, or unauthorized suspension of labor for more than six (6) consecutive months. 17.4. Payment overdue or not in full  of its financial obligations. 17.5. To omit advance notice to the authorities to do a cession in total or in part of the contract or the area of the contract. 17.6. Not paying fines imposed and no replacement of the guarantees that holds them. 17.7. The serious and repeated breach of technical regulations for exploration and exploitation, in hygiene, mining and labor safety, or the cancellation from the environmental authorities due to not complying with work and labor rules attributed to the concessionaire. 17.8. The violation of rules over excluded and restricted areas for mining. 17.9. The serious breach of any other obligation arising from the concession contract. And 17.10. When there is a wrongful declaration of the provenance of the exploited minerals to the location where they were extracted from, provoking that the economic gains are sent to a different municipality from its origin. 17.11. When corporation or persons within the corporation exercise the activity of contracting personnel under eighteen (18) years of age to perform labor in open skies or underground. It will also be a cause of expiration the fact that mining company allow the presence of minors in the mining exploitation. EIGHTEENTH CLAUSE .- Procedure for Expiration .- The expiration of the contract, in case it would take place, will be declared by the GRANTOR with previous notice, in which, in a concrete and specific manner, the cause or causes be shown where the CONCESSIONAIRE was incurred. In the same document he will be given a term, no longer than thirty (30) days, to correct the faults or make his defense, backed up by the corresponding proof. Once the term has expired, the pertinent will be resolved in a maximum time of ten (10) days. In this case, the CONCESSIONAIRE remains committed to comply with all the obligations of environmental matter that are demanded of him, as well as the adequate handling of the working forces including house workers that would have been established.  NINETEENTH CLAUSE .- Reversion and Obligations in case of Termination. -  a) Reversion. In all termination of contract cases, given at any time, will operate the free reversion of all property in favor of the Estate, this will include houses and fixed and permanent  installations, exclusively built and destined for the CONCESSIONAIRE, any form of transport and shipment for the minerals from the contracted area and those that are in the fields and access roads that cannot be removed without damages to the same and the working force. This reversion will operate only in cases where the characteristics and dimensions of the property, and in the judgment of the GRANTOR, will be usable as infrastructure destined to public service or shipment or for use of the community. – b) Paragraph:  Obligations in case of termination: the CONCESSIONAIRE, in all cases of termination of contract, will be forced to comply and guarantee the obligations of environmental order demanded at the time of completion of the termination. TWENTIETH CLAUSE.- Liquidation  .-  At the termination of the present contract for any reason, both parties will subscribe an act with specific details of the final liquidation and the compliance of the obligations by the CONCESSIONAIRE, specifically the following: 20.1 The release to the GRANTOR of the contracted area and mine, indicating the technical, physical and environmental state in which they are found. This last one, according to the established by the environmental authority. 20.2. Proof on the part of the CONCESSIONAIRE that has complied to all the labor obligations, or proof of not having done so; 20.3. The compliance to all the obligations assigned in the Sixth Clause, leaving proof of conditions of compliance and details of the obligations not fulfilled, over which, the GRANTOR, will take the appropriate  action. 20.4. A list of royalty expenses and fees, leaving proof of compliance or details of the obligations not fulfilled, over which the GRANTOR will take the appropriate action. If the CONCESSIONAIRE is not cooperating with the diligence in which an act of liquidation must be done, the GRANTOR will subscribe the act and will make effective the corresponding guarantees if it proceeds. The lack of cooperation from the CONCESSIONAIRE is not by itself a cause to make effective the guarantees. TWENTY FIRST CLAUSE .- Application rules .- For all the effects that may take place, the present contract once subscribed by all the parties it becomes a binding contract. The contract, its execution and interpretation, termination and liquidation are left to the Constitution, laws, decrees, agreements, resolutions, regulations or to any other disposition arising from competent Colombian authorities, that at any level may have a relation with the contracted objective. TWENTY SECOND CLAUSE .- Contractual Address.-  For all effects arising from this contract, the contractual address will be the place of agreement. TWENTY THIRD CLAUSE .- Applicable Law and Disclaimer of Diplomatic Claim .- The contract and what is stipulated in it, is subject exclusively to the Colombian laws and judges. The CONCESSIONAIRE resigns to try any kind of diplomatic claim for any reason in this contract. TWENTY FOURTH CLAUSE.- Subscription and Fulfillment .- The obligations acquired by the CONCESSIONAIRE through this contract will take effect from its subscription. The present contract is considered fulfilled once it is duly registered in the National Mining Registry. TWENTY FIFTH CLAUSE .- Appendix .-  The following appendices  in this contract are and will be an integrant part of the same:

Appendix No. 1 Topography plan
Appendix No. 2 Terms of Reference for exploration work and Work Program PTO and Environmental Mining Guides.
Appendix No. 3 Approved Work Program  PTO
Appendix No. 4 Administrative annexes:

•	Copy of citizenship certificate of the legal representative for the Concessionaire
•	Certificate of existence and Representation of the Concessionaire
•	Environmental Authorities
•	Policy – Mining-Environmental
•	Proof of payment of stamp taxes

As witness, this contract is signed by those involved in three exact examples, in the city of Bogota, D.C.  (stamped 01JUN2012)

The GRANTOR	THE CONCESSIONAIRE

MYRIAM JOSIFINA LARA BAQUERO	JOSE ALEJANDRO SAADE ZABLEH
Mining Service Director	Legal Representative
(signed)	(signed and witnessed)

Issued by the Mining Registry of Colombia

Revised : Regional Work Group Medallin
Revised: Maria Ines Restrepo Morales – GTRM Coordinator.